Exhibit 10.1

SECOND AMENDMENT TO EMPLOYMENT AGREEMENT

THIS SECOND AMENDMENT TO EMPLOYMENT AGREEMENT (this “Amendment”) is made and entered into effective as of April 7, 2021 (the “Amendment Effective Date”), by and between DZS Inc. (f/k/a Dasan Zhone Solutions, Inc.) (the “Company”), and Thomas Cancro (the “Executive”), collectively, the “Parties.”

Whereas, the Company and Executive entered into that certain Employment Agreement (the “Agreement”) dated December 2, 2019, as amended, and

Whereas, the Parties desire to amend Paragraph 3(b) of the Agreement in the manner reflected herein, and

Whereas, the Compensation Committee of the Board of Directors of the Company has approved the Amendment to the Agreement in the manner reflected herein,

Now Therefore, in consideration of the premises and mutual covenants and conditions herein, the Parties, intending to be legally bound, hereby agree as follows, effective as of the Amendment Effective Date:

1.Compensation.  Paragraph 3(b) is hereby deleted and replaced in its entirety with the following (with all capitalized terms having the meaning originally ascribed thereto in the Agreement):

“3.Compensation.

   (b).Bonus.  In addition to Executive’s annual salary, Executive shall be eligible to participate in a performance-based annual bonus program, to be earned and paid quarterly in equal installments. Executive’s target bonus at full accomplishment of the Company’s goals will be $37,500 per quarter. Executive’s actual bonus will be based upon the overall result of the Company compared to the quarterly performance metrics as set forth in the annual operating plan approved by the Board of Directors for each year. The annual bonus plan in the final payout will be approved by the Board of Directors or its Compensation Committee and is subject to change.

   3.Counterparts.  This Amendment may be executed in one or more facsimile, electronic or original counterparts, each of which shall be deemed an original and both of which together shall constitute the same instrument.

   4.Ratification. All terms and provisions of the Agreement not amended hereby, either expressly or by necessary implication, shall remain in full force and effect. From and after the date of this Amendment, all references to the term “Agreement” in this Amendment or the original Agreement shall include the terms contained in this Amendment.

IN WITNESS WHEREOF, the Parties hereto have executed this Second Amendment to Employment Agreement effective as of the Amendment Effective Date.

DZS INC.		EXECUTIVE

By:	/s/ Charlie Vogt	/s/ Thomas Cancro
	Charlie Vogt	Thomas Cancro
Chief Executive Officer